EXHIBIT 10(r)

Summary of Employment Arrangements for Michael J. Dormer

There are certain arrangements and benefits in place for Mr. Michael J. Dormer, Worldwide Chairman, Medical Devices, and a Member of the Executive Committee, arising from his prior employment as the Chief Operating Officer of DePuy, Inc. When Johnson & Johnson acquired DePuy in 1998, Mr. Dormer was offered an employment agreement to replace his existing employment agreement with DePuy, Inc. In 2001, Mr. Dormer and the Company agreed to rescind his employment agreement when he was appointed to the Executive Committee and named Franchise Group Chairman for Medical Devices. Certain benefits and arrangements under Mr. Dormer’s employment agreement were retained. The following arrangements and benefits were in place during 2005 and continue to be available to Mr. Dormer:

•	If Mr. Dormer is terminated for reasons other than “cause,” he will receive severance pay equal to the greater of one year’s compensation (based on the average of the previous two year’s base salary and bonus) and the Company’s severance pay policy.

•	Mr. Dormer’s pension benefits will cover pre-acquisition service with DePuy, Inc.

•	Upon retirement or involuntary termination of employment, the Company will pay relocation costs associated with Mr. Dormer’s relocation to the United Kingdom, pursuant to the Company’s relocation policy. In the event that Mr. Dormer dies while residing in the United States during his employment, the Company will provide full relocation assistance for his family’s relocation to the United Kingdom, including, managing the sale of his home in the United States.

•	The Company has funded a term life insurance policy for the benefit of Mr. Dormer’s family to offset the negative estate tax implications should Mr. Dormer (or his spouse) die while residing in the United States during his employment by the Company.